Exhibit 5.1

                           Opinion Regarding Legality


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                                                     November 8, 1996





Classic Restaurants International, Inc.
3500 Parkway Lane, Suite 435
Norcross, Georgia 30092

Ladies and Gentlemen:

         You have requested my opinion as special counsel for Classic Restaurants International, Inc., a Colorado corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 80,000 shares of Class A Common Stock, issuable pursuant to the terms of a Client Service Agreement dated October 11, 1996, between the Company and Continental Capital & Equity Corporation, and 37,500 shares of Class A Common Stock, issuable pursuant to the terms of an Agreement dated October 15, 1996, between the Company and Cambria Investment Group, Ltd.

         I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about November 8, 1996 (the "Registration Statement"). I further have examined the Articles of Incorporation, as amended, of the Company as certified by the Secretary of State of the State of Colorado, the Bylaws, and the minute books of the Company as a basis for the opinion hereafter expressed.

         Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Class A Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,


                                                     /s/Fay M. Matsukage
                                                     Fay M. Matsukage
3:ccec-opn.s-8


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